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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LOUDEYE FILES SECOND QUARTER FORM 10-Q; ANNOUNCES ENGAGEMENT OF
MOSS ADAMS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


   COMPANY NOW CURRENT WITH ALL SEC FILINGS AND BELIEVES IT IS FULLY COMPLIANT
                       WITH ALL NASDAQ LISTING STANDARDS

SEATTLE, WA - AUGUST 31, 2004 - Loudeye Corp. (Nasdaq: LOUD, LOUDE), a worldwide leader in business-to-business digital media solutions, reported the filing of its Form 10-Q for the period ended June 30, 2004. The Form 10-Q and Loudeye's other recently filed documents can be obtained by visiting the SEC's website at http://www.sec.gov.

Loudeye believes it has regained compliance with Nasdaq Marketplace Rule 4310(c)(14) requiring the timely filing of its financial reports with the Securities and Exchange Commission ("SEC"). Loudeye expects its common stock will resume trading under the ticker symbol "LOUD" after Nasdaq determines Loudeye has met applicable Nasdaq listing requirements.

Separately, Loudeye today announced that it has engaged Moss Adams LLP ("Moss Adams") to serve as Loudeye's independent registered public accounting firm for the fiscal year ending December 31, 2004.

Moss Adams LLP provides accounting, tax and consulting services to public and private middle-market enterprises in many different industries. Founded in 1913, and headquartered in Seattle, Washington, Moss Adams has offices in Washington, Oregon and California. Moss Adams is now the 10th largest accounting and consulting firm in the U.S., and the largest headquartered on the West Coast. Its staff of 1,300 includes more than 180 partners.



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"We are pleased to announce our engagement of Moss Adams," said Larry Madden,
Loudeye's chief financial officer. "We will be working closely with Moss Adams over the upcoming weeks and months to ensure a smooth transition to our new independent accountants."

Loudeye's engagement of Moss Adams follows the previously announced resignation of PricewaterhouseCoopers LLP ("PwC") as the company's independent registered public accounting firm, effective on completion by PwC of its review of Loudeye's second quarter 2004 financial statements.

ABOUT LOUDEYE CORP.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world's largest music archive and the industry's leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the determination by Nasdaq that Loudeye has met all requirements under Marketplace Rule 4310(c)(14), exact timing of change of Loudeye's ticker symbol from "LOUDE" to "LOUD," and other risks set forth in Loudeye's most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

CONTACTS
Media/Public Relations: Karen DeMarco, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com


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